Exhibit 4.2

Execution Version

FOURTH SUPPLEMENTAL INDENTURE

This FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”), dated as of February 18, 2021, is among Northern Oil and Gas, Inc., a Delaware corporation (the “Issuer”), and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee and the Collateral Agent an Indenture (as amended or supplemented from time to time prior to the date hereof, the “Indenture”), dated as of May 15, 2018, providing for the issuance of 8.50% Senior Secured Second Lien Notes due 2023 (the “Notes”);

WHEREAS, the Issuer desires to amend and supplement the Indenture as contemplated by Articles 1 and 2 of this Fourth Supplemental Indenture.

WHEREAS, the Issuer has offered to purchase for cash any and all of the outstanding Notes upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated as of February 3, 2021 (as it may be amended or supplemented from time to time, the “Statement”);

WHEREAS, pursuant to Section 9.02 of the Indenture, subject to certain exceptions, the Issuer, the Trustee and the Collateral Agent may, in certain circumstances, amend or supplement the Indenture, the Notes and any other Note Document with the consent of the Holders of more than 50% of the aggregate principal amount of outstanding Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), subject to Section 2.09 of the Indenture;

WHEREAS, (i) the Issuer has received the consent of the Holders of more than 50% of the aggregate principal amount of the outstanding Notes to the amendments to the Indenture set forth in Articles 1 and 2 of this Fourth Supplemental Indenture pursuant to and in accordance with the Statement, upon the terms and subject to the conditions set forth therein, as certified by an Officers’ Certificate delivered to the Trustee simultaneously with the execution and delivery of this Fourth Supplemental Indenture and (ii) the Issuer has delivered to the Trustee and the Collateral Agent simultaneously with the execution and delivery of this Fourth Supplemental Indenture an Officers’ Certificate and Opinion of Counsel as contemplated by Section 9.06, Section 11.04 and Section 11.05 of the Indenture; and

WHEREAS, pursuant to Sections 9.02 and 9.06 of the Indenture, the Trustee and the Collateral Agent are authorized to execute and deliver this Fourth Supplemental Indenture, and the Issuer has requested that the Trustee and the Collateral Agent execute and deliver this Fourth Supplemental Indenture.

NOW THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Issuer and the Trustee and the Collateral Agent covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

ARTICLE 1

AMENDMENTS TO ARTICLE I, DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. For purposes of this Fourth Supplemental Indenture, the terms defined in the recitals shall have the meanings therein specified; any capitalized terms used and not defined herein shall have the same respective meanings as assigned to them in the Indenture; and references to Articles or Sections shall, unless the context indicates otherwise, be references to Articles or Sections of the Indenture.

SECTION 1.02. Any definitions used exclusively in the provisions of the Indenture or the Notes that are deleted pursuant to the amendments to the Indenture as set forth in this Fourth Supplemental Indenture, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Indenture and the Notes, and all textual references in the Indenture and the Notes exclusively relating to paragraphs, Sections, Articles or other terms or provisions of the Indenture that have been otherwise deleted pursuant to this Fourth Supplemental Indenture are hereby deleted in their entirety. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Fourth Supplemental Indenture refer to this Fourth Supplemental Indenture as a whole and not to any particular section hereof.

SECTION 1.03. Notwithstanding an earlier effectiveness date, the provisions of this Fourth Supplemental Indenture shall not become operative until the first Settlement Date following receipt of the Requisite Consents and payment by the Issuer of the Tender Offer Consideration or Total Consideration, as applicable (as each term is defined in the Statement) (the “Fourth Supplemental Indenture Date”). The Issuer will provide written notice (which may be by e-mail) to the Trustee and the Collateral Agent upon the occurrence of the Fourth Supplemental Indenture Date.

ARTICLE 2

AMENDMENTS TO THE INDENTURE AND THE NOTES

SECTION 2.01. The Indenture and the Notes are hereby amended by deleting each of the following sections of the Indenture and all references thereto in the Indenture in their entirety:

(a) Section 4.03 (Reports);

(b) Clauses (b) and (c) of Section 4.04 (Notice of Material Events);

(c) Section 4.06 (Payment of Obligations);

(d) Section 4.07 (Operation and Maintenance of Properties);

(e) Section 4.08 (Insurance);

(f) Section 4.09 (Books and Records; Inspection Rights);

(g) Section 4.10 (Compliance with Laws);

(h) Section 4.11 (Environmental Matters);

(i) Section 4.12 (Further Assurances);

(j) Section 4.13 (Reserve Reports);

(k) Section 4.14 (Title Information);

(l) Section 4.15 (Additional Collateral; Additional Guarantors);

(m) Section 4.16 (ERISA Compliance);

(n) Section 4.17 (Marketing Activities)

(o) Section 4.18 (Deposit Accounts, Securities Accounts and Commodities Accounts);

(p) Section 4.19 (Acquisition of Oil and Gas Properties – Mortgage Coverage);

(q) Section 4.20 (Quarterly Public Earnings Call);

(r) Section 4.21 (Swap Agreements);

(s) Section 4.23 (Stay, Extension and Usury Laws);

(t) Section 4.24 (Amendments to Debt Documents);

(u) Section 4.25 (Offer to Repurchase Upon Change of Control);

(v) Section 4.26 (No Partial Inducements);

(w) Section 4.27 (Debt);

(x) Section 4.28 (Liens);

(y) Section 4.29 (Dividends, Distributions and Redemptions; Amendments to Certain Debt Documents);

(z) Section 4.30 (Investments, Notes, Advances and Acquisitions);

(aa) Section 4.31 (Nature of Business);

(bb) Section 4.32 (Limitation on Leases);

(cc) Section 4.33 (Proceeds of Notes);

(dd) Section 4.34 (ERISA Compliance);

(ee) Section 4.35 (Sale or Discount of Receivables);

(ff) Clauses (f)(iii) and (f)(iv) of Section 4.36 (Mergers, Etc.);

(gg) Section 4.37 (Sale of Properties);

(hh) Section 4.38 (Environmental Matters);

(ii) Section 4.39 (Transactions with Affiliates);

(jj) Section 4.40 (Subsidiaries);

(kk) Section 4.41 (Negative Pledge Agreements; Dividend Restrictions);

(ll) Section 4.42 (Gas Imbalances, Take-or-Pay or Other Prepayments or Minimum Volume Contracts);

(mm) Section 4.43 (Swap Agreements);

(nn) Section 4.45 (Sale and Leaseback);

(oo) Section 4.48 (Anti-Layering);

(pp) Clauses (c) through (m) of Section 6.01 (Events of Default); provided, however, that the references to Sections 6.01(h) and 6.01(i) set forth in Section 7.07 shall not be deleted.

SECTION 2.02. Any and all additional provisions of the Indenture and the Notes are hereby deemed to be amended to reflect the intentions of the amendments to the Indenture set forth in this Fourth Supplemental Indenture.

ARTICLE 3

EFFECTIVENESS

SECTION 3.01. Except as amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects. From and after the Fourth Supplemental Indenture Date, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this Fourth Supplemental Indenture and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

ARTICLE 4

MISCELLANEOUS

SECTION 4.01. The amendments to the Indenture set forth in this Fourth Supplemental Indenture shall also apply to the Notes, including, without limitation, provisions of the Notes amended as set forth in the amendments to the Exhibits or Appendices to the Indenture.

SECTION 4.02. The terms and conditions of this Fourth Supplemental Indenture shall be deemed to be incorporated in and made a part of the terms and conditions of the Indenture for any and all purposes, and all the terms and conditions of both shall be read, taken and construed together as though they constitute one and the same instrument, except that in the case of conflict, the provisions of this Fourth Supplemental Indenture will control.

SECTION 4.03. All covenants and agreements in this Fourth Supplemental Indenture by the Issuer, the Trustee or the Collateral Agent shall bind their respective successors and assigns, whether so expressed or not.

SECTION 4.04. In case any provision in this Fourth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 4.05. Nothing in this Fourth Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture.

SECTION 4.06. The parties may sign any number of copies of this Fourth Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. One signed copy is enough to prove this Fourth Supplemental Indenture. The exchange of copies of this Fourth Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Fourth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Fourth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” and words of similar import in this Fourth Supplemental Indenture shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001-7006), the Electronic Signatures and Records Act of 1999 (N.Y. State Tech. §§ 301-309), or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, each of the Trustee and the Collateral Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by it pursuant to its approved procedures.

SECTION 4.07. THIS FOURTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 4.08. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee or Collateral Agent by reason of this Fourth Supplemental Indenture. This Fourth Supplemental Indenture is executed and accepted by the Trustee and the Collateral Agent subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee and Collateral Agent with respect hereto. The Trustee and the Collateral Agent shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fourth Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Issuer.

SECTION 4.09. The Section headings herein are for convenience only and shall not affect the construction thereof.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the date first written above.

Issuer:

NORTHERN OIL AND GAS, INC.

By:	/s/ Chad Allen
Name:	Chad Allen
Title:	Chief Financial Officer

Signature Page to Fourth Supplemental Indenture

Trustee:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Sarah Vilhauer
Name: Sarah Vilhauer
Title: Banking Officer

Collateral Agent:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Sarah Vilhauer
Name: Sarah Vilhauer
Title: Banking Officer

Signature Page to Fourth Supplemental Indenture